FOR IMMEDIATE RELEASE

Contact:
Sara Kesten
Semtech Corporation
(805) 480-2004
webir@semtech.com

Semtech Announces Upsize of Revolving Credit Facility
CAMARILLO, Calif., April 28, 2025—Semtech Corporation (Nasdaq: SMTC), a leading provider of high-performance semiconductor, Internet of Things (IoT) systems and cloud connectivity service solutions (“Semtech” or “Company”), today announced it has entered into a Fourth Amendment to its Third Amended and Restated Credit Agreement which increased the total borrowing capacity under the revolving credit facility by $117.5 million for a total revolving credit facility size of $455.0 million. No financial covenants or material terms were modified as part of this amendment. The increase partially replaces borrowing capacity that matured on November 7, 2024. The revolving credit facility remains undrawn except for previously outstanding letters of credit totaling $2.9 million issued under the facility.
“We are very pleased with the successful execution of this amendment, with three new institutions joining the lending group to increase capacity on our revolving credit facility to $455 million,” said Mark Lin, executive vice president and chief financial officer. “We are also pleased to announce that subsequent to the revolving capacity increase, using cash flow from operations, we repaid $10 million on our term loan in the first quarter of fiscal year 2026, consistent with our capital allocation priority to reduce leverage.”
About Semtech
Semtech Corporation (Nasdaq: SMTC) is leading provider of high-performance semiconductor, Internet of Things (IoT) systems and cloud connectivity service solutions dedicated to delivering high-quality technology solutions that enable a smarter, more connected and sustainable planet. Our global teams are committed to empowering solution architects and application developers to develop breakthrough products for the infrastructure, industrial and consumer markets. To learn more about Semtech technology, visit us at Semtech.com or follow us on LinkedIn or X.

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CONTACT:
Sara Kesten
Semtech Corporation
(805) 480-2004
webir@semtech.com